Exhibit 11

                     OXBORO MEDICAL INTERNATIONAL, INC. AND
                   SUBSIDIARIES PER SHARE EARNINGS COMPUTATION
                 FOR THE YEARS ENDED SEPTEMBER 30, 1995 and 1994

                                                                        1995                     1994
                                                                        ----                     ----

Primary EPS: (1):

Total shares outstanding                                             2,672,278                 2,570,162

Common stock equivalent due
   to assumed exercise
   of options                                                              -0-                    49,618
                                                                     ---------                 ---------

Weighted average number of                                           2,672,278                 2,619,780
                                                                     =========                 =========
   common shares outstanding

Net Earnings                                                         $ 213,039                $  331,899
                                                                     =========                ==========

Earnings per share                                                   $     .08                $      .13
                                                                     =========                ==========


(1) Fully dilutive earnings per share computation is not shown as it is the same as the above computation for primary earnings per share.